Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Reports Second Quarter and First Half Fiscal 2023 Financial Results and Provides Fiscal 2023 Sales Guidance

- Company Expects Stronger Q4 and FY 2023 ending February 2023 -

-Conference Call Tuesday, October 18, 2022 at 10:00 am ET-

MILTON, N.Y., October 17, 2022 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its second quarter and first half of fiscal year 2023, ended August 31, 2022.

Second Quarter Fiscal 2023 Highlights (compared with the second quarter of fiscal 2022 unless otherwise noted). We refer to the three-month periods ended August 31, 2022 and 2021 as the second quarter of fiscal 2023 and fiscal 2022, respectively.

•	Supply chain demand issues resulted in delayed shipments for a number of orders in the second quarter of fiscal 2023, many of which are now scheduled for shipment in the third quarter of fiscal 2023, including three large system orders totaling $319,000. As a consequence of these delayed shipments, net sales were $3,763,000, a decrease of $307,000 or 8%.
•	Gross Profit decreased 9% to $1,896,000 due to lower sales and product mix.
•	Gross Margin decreased 60 basis points to 50.4% due to product mix.
•	Operating income decreased 60% to $178,000 primarily due to the decrease in gross profit combined with increases in operating expenses that are being driven by inflationary salary increases in the current competitive landscape required to attract and retain talent.
•	Backlog on August 31, 2022 was $5,049,000, an increase of 19% compared with backlog of $4,230,000 on May 31, 2022 (the end of fiscal Q1), and decreased 5% compared to backlog of $5,325,000 on February 28, 2022. The quarter over quarter increase in backlog was impacted by growing order activity from the clean energy sector, including an order valued at $1.1 million that is the largest order from the sector to date, and also among the largest in Sono-Tek’s corporate history.
•	Sono-Tek shipped its first roll-to-roll coating system in the second quarter of fiscal 2023 for the food packaging industry, the result of significant investments that the Company has made to integrate its ultrasonic coating systems with roll-to-roll product handling technology.
•	Management currently anticipates that supply chain challenges will continue to impact deliveries in the third quarter of fiscal 2023, resulting in a decrease in revenue when compared to the third quarter of fiscal 2022, followed by an increase of shipments in the fourth quarter of fiscal 2023 and higher year-over-year sales for the full fiscal year 2023, ending February 28, 2023, barring significant changes in the economic environment.

First Half Fiscal 2023 Highlights (compared with the first half of fiscal 2022 unless otherwise noted) We refer to the six-month periods ended August 31, 2022 and 2021 as the first half of fiscal 2023 and fiscal 2022, respectively.

•	Net Sales were $7,815,000, an increase of 1%, primarily due to strong sales of medical coating systems and industrial coating machinery.
•	Gross Profit increased 3% to $4,003,000 and was positively impacted by strong OEM system sales which have the highest profit margins of all Sono-Tek product lines.
•	Gross Margin expanded 70 basis points to 51.2% primarily due to product mix and lower than expected warranty and installation costs.
•	Operating Income decreased 29% to $558,000 primarily due to increases in operating expenses.
•	Income before taxes decreased 31% to $553,000, excluding the benefit from PPP loan forgiveness of $1.0 million recorded in the first half of fiscal year 2022.
•	As of August 31, 2022, the Company had no outstanding debt and had cash, cash equivalents and marketable securities totaling $10.7 million.

Dr. Christopher L. Coccio, Chairman and CEO, commented, “Sono-Tek’s expectation of exceeding last year’s revenue for the second quarter, ending August 31st, was impacted by slow delivery of subassemblies needed to fulfill and ship orders. We’re confident that delayed orders will roll over into the following quarters despite our suppliers’ continuing shortages that have resulted in delays in the receipt of necessary parts. Revenue in the first half still increased slightly to $7.8 million but declined 8% in the second quarter to $3.8 million. Our backlog of orders remained strong, ending the quarter at $5.0 million.”

“Second quarter earnings were impacted by inflated employee compensation costs in a competitive job market. We have also returned to greater sales and service travel now that Covid is less of a concern, so travel costs have increased, and over the next 9 – 12 months we expect them to approach pre-pandemic levels.”

"The increase in employee compensation is expected to have a continuing impact on our earnings going forward. We raised salaries substantially to attract and retain critical technical and managerial personnel in a highly competitive and inflationary market. We have begun to raise our prices to reflect the added labor and material costs, but there is a lag effect in realizing those increases, while the higher salary and material costs are already in place.”

“It's also important to note that Sono-Tek’s business model has shifted to larger system orders, which can impact quarterly revenue in a more meaningful way than previously. In fact, in August we received an order valued at $1.1 million from a customer in the clean energy sector, the largest order we’ve received from the clean energy sector to date, and reflective of the large investments we’ve made to competitively service this sector. This order is also among the largest in Sono-Tek’s corporate history, a growing occurrence with our increased focus on providing full system solutions.”

“Although we cannot provide any assurance, despite the many cross currents, we continue to expect FY2023 to achieve stronger sales than last fiscal year, with the fourth quarter projected to be the largest of the year. Actual results will depend on how quickly the supply chain returns to more normal levels, but we remain confident about our outlook for growth based on the existing backlog and the high level of customer visits to our development laboratories for testing the feasibility of new applications,” concluded Dr. Coccio.

Year-to-Date Fiscal 2023 Results (Narrative compares with prior-year period unless otherwise noted)

	Six Months Ended August 31,		Change
	2022	2021	$	%
Net Sales	$7,815,000	$7,715,000	100,000	1%
Gross Profit	4,003,000	3,898,000	105,000	3%
Gross Margin	51.2%	50.5%
Operating Income	$558,000	$791,000	(233,000)	(29%)
Operating Margin	7%	10.3%
Net Income	$468,000	$1,611,000	1,143,000	(71%)
Net Margin	6%	20.9%
Diluted Earnings Per Share	$0.03	$0.10
Weighted Average Shares - Diluted	15,771,000	15,614,000

Second Quarter Fiscal 2023 Results (Narrative compares with prior-year period unless otherwise noted)

	Three Months Ended August 31,		Change
	2022	2021	$	%
Net Sales	$3,763,000	$4,070,000	(307,000)	(8%)
Gross Profit	1,896,000	2,074,000	(178,000)	(9%)
Gross Margin	50.4%	51.0%
Operating Income	$178,000	$449,000	(271,000)	(60%)
Operating Margin	4.7%	11.0%
Net Income	$162,000	$344,000	(182,000)	(53%)
Net Margin	4.3%	8.5%
Diluted Earnings Per Share	$0.01	$0.02
Weighted Average Shares - Diluted	15,775,000	15,602,000

Second Quarter and First Half FY2023 Sales Overview

In recent years, a growing proportion of Sono-Tek’s sales have been larger orders and product shipments as a result of the Company’s successful execution of its strategic plan to provide its customers with complete machine solutions rather than individual units. As a result of this shift, orders and revenue can now be highly variable from quarter to quarter resulting in large fluctuations in backlog, and product shipments are now more systematically managed for customer timing requirements, staffing management, and currently, supply chain issues.

Total Sales increased by 1% to $7,815,000 year-over-year for the first six months of FY2023, while decreasing 8% to $3,763,000 in the second quarter of fiscal 2023 due to delayed shipments resulting from supply chain demand challenges.

Fluxing System sales were strong and positively impacted by sales of the newly launched SelectFlux X2 product to several large PCB (printed circuit board) contract manufacturers, resulting in 241% year over year growth to $399,000 in the second quarter of fiscal 2023, and 49% growth to $707,000 for the first half of fiscal 2023. OEM system sales dipped by 10% to $762,000 in the second quarter of fiscal 2023, but remained strong overall for the first half of fiscal 2023, growing by 12% to $1,316,000, led by several significant shipments to the Company’s OEM partners in Europe. Multi-axis coating systems sales decreased by 21% and 13% to 1,491,000 and 3,470,000 respectively, for the second quarter of fiscal 2023 and the first half of fiscal 2023 as a result of delayed shipments due to supply chain challenges.

By market, sales to the industrial market grew by 77% to $528,000 in the second quarter, and 118% to $806,000 for the first half of fiscal 2023, and were positively impacted by the first shipment of a Sono-Tek roll-to-roll system, that was shipped into the food packaging industry, as well as the shipment of the first of six coating machines, valued at $216,000 each, that shipped to an industrial manufacturing company. The remaining five machines are scheduled to ship in the second half of the current fiscal year.

Revenue in the medical sector decreased by 27% to $798,000 in the second quarter of fiscal 2023 and increased by 36% to $2,473,000 in the first half of fiscal 2023. The increase in the first half of fiscal 2023 resulted from several large US based medical companies incorporating Sono-Tek coating equipment into their operations. The alternative energy market decreased by 27% and 6% to $697,000 and $1,306,000 respectively, for the second quarter of fiscal 2023 and for the first half of fiscal 2023, but based on our existing backlog and forecast, we expect this market segment to generate solid growth for the full fiscal year.

In the second quarter of fiscal 2023, approximately 56% of sales originated outside of the United States and Canada compared with 62% in the second quarter of fiscal 2022. In the first half of fiscal 2023, approximately 54% of sales originated outside of the United States and Canada compared with 64% in the first half of fiscal 2022. Strong sales growth from the US, EMEA and Latin America in both the second quarter of fiscal 2023 and the first half of fiscal 2023 was offset by a 49% and 46% decrease in APAC sales for the second quarter of fiscal 2023 and the first half of fiscal 2023, respectively, primarily due to decreased shipments to China from COVID-19 related lockdowns.

Backlog on August 31, 2022 was $5,049,000, an increase of 19% compared with backlog of $4,230,000 on May 31, 2022 (the end of the fiscal Q1), and a decrease of 5% compared to backlog of $5,325,000 on February 28, 2022. In the first half of fiscal 2023, we shipped $2,226,000 of orders that were included in backlog at February 28, 2022. Customer deposits increased 52% to $1,779,000 at August 30, 2022 from $1,168,000 at February 28, 2022, reflecting new orders that were received in the first half of fiscal 2023.

Second Quarter FY 2023 Financial Overview

Gross profit decreased 9% to $1,896,000, compared with $2,074,000 for the second quarter of fiscal 2022. The gross profit margin was 50.4% compared with 51.0% for the prior year period, primarily due to product mix.

Operating expenses increased by 6% to $1,718,000 from $1,625,000 in the year ago period. Research and product development costs increased 23% to $507,000 primarily due to increased salaries and the higher costs of research and development materials and supplies, which are directed at ongoing focused growth initiatives. Marketing and selling expenses increased 5% to $777,000 primarily due to increased travel and trade show expenses resulting from the global lifting of COVID-19 restrictions. General and Administrative expenses decreased 8% to $435,000 primarily due to decreases in professional fees and corporate expenses.

Operating income decreased 60% to $178,000 compared with $449,000 for the second quarter of fiscal 2022 primarily due to decreases in revenue and gross profit combined with increases in operating expenses. Operating margin for the quarter decreased to 4.7% compared with 11% in the prior year period.

Net income decreased by 53% to $162,000, or $0.01 per share, compared with $344,000, or $0.02 per share, for the second quarter of fiscal 2022, primarily due to a decrease in operating income in the period. Diluted weighted average shares outstanding were 15,775,156 compared to 15,602,359 for the prior year period.

First Half FY2023 Financial Overview

Total Sales increased by 1% to $7,815,000 compared to $7,715,000 for the first half of fiscal 2022. Gross profit increased 3% to $4,003,000 for the first half of fiscal 2023 compared with $3,898,000 in the first half of fiscal 2022. The gross profit margin was 51.2% compared with 50.5% for the prior year period. The improvement in the gross profit margin is primarily due to a favorable product mix with higher OEM sales, and strong sales to the medical industry which typically realize higher prices for our full system coating solutions.

Operating income decreased 29% to $558,000 compared with $791,000 for the first half of fiscal 2022. Operating margin for the first half of fiscal 2023 decreased to 7% compared with 10% in the first half of fiscal 2022. Net income decreased to $468,000, or $0.03 per share, for the first half of fiscal 2023 compared with $1,611,000, or $0.10 per share, for the first half of fiscal 2022, which includes pretax PPP Loan forgiveness of $1,005,000. Diluted weighted average shares outstanding were 15,770,554 compared to 15,613,930 for the prior year period.

Balance Sheet and Cash Flow Overview

At August 31, 2022 cash, cash equivalents and marketable securities totaled $10.7 million, Sono-Tek had no debt on its balance sheet and stockholders’ equity was $14.3 million.

Capital expenditures in the second quarter of fiscal 2023 were $244,000 which were invested in ongoing upgrades to the Company’s manufacturing facilities. Sono-Tek anticipates capital expenditures will total approximately $350,000 - $400,000 in fiscal year 2023.

Conference Call Information

Sono-Tek will hold a conference call to discuss its first half fiscal year 2023 financial results on Tuesday, October 18, 2022 at 10:00 am ET. To participate, please call 1 (877) 270-2148 at least 10 minutes prior to the start of the call and ask to join the Sono-Tek call.

A simultaneous webcast of the call may be accessed through the Company's website, Events & Presentations | Sono-Tek or at  https://event.choruscall.com/mediaframe/webcast.html?webcastid=Cquoif4V

A replay of the call will be available at 1 (877) 344-7529, access code 1835828, through October 24, 2022. A replay of the call will also be available on the Company’s website for one year at www.sono-tek.com.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including inflationary pressures; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue; further adverse effects to our supply chain and the related build-up of inventory; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

-FINANCIAL TABLES FOLLOW -

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	August 31, 2022	February 28,
	(Unaudited)	2022
ASSETS

Current Assets:
Cash and cash equivalents	$4,309,057	$4,840,558
Marketable securities	6,347,854	5,867,990
Accounts receivable (less allowance of $56,123)	1,977,510	1,092,505
Inventories, net	2,773,834	2,373,242
Prepaid expenses and other current assets	261,753	323,304
Total current assets	15,670,008	14,497,599

Land	250,000	250,000
Buildings, net	1,593,751	1,621,878
Equipment, furnishings and building improvements, net	986,335	939,306
Intangible assets, net	66,583	76,015
Deferred tax asset	229,679	240,736

TOTAL ASSETS	$18,796,356	$17,625,534

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$967,963	$684,511
Accrued expenses	1,499,963	1,804,028
Customer deposits	1,778,752	1,167,968
Income taxes payable	62,576	58,874
Total current liabilities	4,309,254	3,715,381

Deferred tax liability	165,629	168,840
Total liabilities	4,474,883	3,884,221

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,734,728 and 15,729,175 shares issued and outstanding, respectively	157,348	157,292
Additional paid-in capital	9,422,632	9,310,287
Accumulated earnings	4,741,493	4,273,734
Total stockholders’ equity	14,321,473	13,741,313

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,796,356	$17,625,534

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended August 31,		Three Months Ended August 31,
	2022	2021	2022	2021

Net Sales	$7,814,864	$7,714,935	$3,763,329	$4,070,467
Cost of Goods Sold	3,812,238	3,816,771	1,867,716	1,996,468
Gross Profit	4,002,626	3,898,164	1,895,613	2,073,999

Operating Expenses
Research and product development costs	1,023,123	826,213	506,490	412,397
Marketing and selling expenses	1,566,720	1,504,245	776,858	739,603
General and administrative costs	854,680	776,222	434,687	473,423
Total Operating Expenses	3,444,523	3,106,680	1,718,035	1,625,423

Operating Income	558,103	791,484	177,578	448,576

Interest and Dividend Income	25,922	11,000	18,507	7,640
Net unrealized loss on marketable securities	(31,025)	—	(19,172)	—
Paycheck Protection Program Loan Forgiveness	—	1,005,372	—	—

Income Before Income Taxes	553,000	1,807,856	176,913	456,216

Income Tax Expense	85,241	197,280	14,790	112,392

Net Income	$467,759	$1,610,576	$162,123	$343,824

Basic Earnings Per Share	$0.03	$0.10	$0.01	$0.02

Diluted Earnings Per Share	$0.03	$0.10	$0.01	$0.02

Weighted Average Shares - Basic	15,730,862	15,500,952	15,732,550	15,507,484

Weighted Average Shares - Diluted	15,770,544	15,613,930	15,775,156	15,602,359

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended August 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$467,759	$1,610,576
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	234,771	224,233
Stock based compensation expense	112,401	40,717
Inventory reserve	(10,854)	(24,919)
Paycheck Protection Program Loan Forgiveness	—	(1,005,372)
Unrealized loss on marketable securities	31,025	—
Deferred tax expense	7,846	1,167
Decrease (Increase) in:
Accounts receivable	(885,005)	275,468
Inventories	(389,738)	(287,830)
Prepaid expenses and other current assets	61,551	27,101
(Decrease) Increase in:
Accounts payable and accrued expenses	(20,613)	(563,094)
Customer deposits	610,784	750,243
Income taxes payable	3,702	148,622
Net Cash Provided by Operating Activities	223,629	1,196,912

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furnishings and leasehold improvements	(244,237)	(147,230)
(Purchase) Sale of marketable securities - net	(510,893)	1,009,346
Net Cash (Used in) Provided by Investing Activities	(755,130)	862,116

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(531,501)	2,059,028

CASH AND CASH EQUIVALENTS
Beginning of period	4,840,558	4,084,078
End of period	$4,309,057	$6,143,106

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$—	$—
Income Taxes Paid	$158,693	$47,488

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

(Unaudited)

Product Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2022	2021	$	%		2022	2021	$	%
Fluxing Systems	$399,000	$117,000	282,000	241%		$707,000	$476,000	231,000	49%
Integrated Coating Systems	425,000	565,000	(140,000)	(25%	)	594,000	720,000	(126,000)	(18%	)
Multi-Axis Coating Systems	1,491,000	1,891,000	(400,000)	(21%	)	3,470,000	3,970,000	(500,000)	(13%	)
OEM Systems	762,000	845,000	(83,000)	(10%	)	1,316,000	1,171,000	145,000	12%
Other	686,000	652,000	34,000	5%		1,728,000	1,378,000	350,000	25%
TOTAL	$3,763,000	$4,070,000	(307,000)	(8%	)	$7,815,000	$7,715,000	100,000	1%

Market Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2022	2021	$	%		2022	2021	$	%
Electronics/Microelectronics	$1,723,000	$1,448,000	275,000	19%		$3,010,000	$3,707,000	(697,000)	(19%	)
Medical	798,000	1,097,000	(299,000)	(27%	)	2,473,000	1,814,000	659,000	36%
Alternative Energy	697,000	957,000	(260,000)	(27%	)	1,306,000	1,389,000	(83,000)	(6%	)
Emerging R&D and Other	17,000	269,000	(252,000)	(94%	)	220,000	435,000	(215,000)	(49%	)
Industrial	528,000	299,000	229,000	77%		806,000	370,000	436,000	118%
TOTAL	$3,763,000	$4,070,000	(307,000)	(8%	)	$7,815,000	$7,715,000	100,000	1%

Geographic Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2022	2021	$	%		2022	2021	$	%
U.S. & Canada	$1,653,000	$1,553,000	100,000	6%		$3,591,000	$2,781,000	810,000	29%
Asia Pacific (APAC)	827,000	1,631,000	(804,000)	(49%	)	1,533,000	2,853,000	(1,320,000)	(46%	)
Europe, Middle East, Asia (EMEA)	836,000	593,000	243,000	41%		1,826,000	1,436,000	390,000	27%
Latin America	447,000	293,000	154,000	53%		865,000	645,000	220,000	34%
TOTAL	$3,763,000	$4,070,000	(307,000)	(8%	)	$7,815,000	$7,715,000	100,000	1%